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EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Prentiss Properties Trust on Form S-3 (File No. 333-38079) of our reports dated (i) October 3, 1997 on our audits of the combined statement of revenues and certain operating expenses of the World Savings Center Property and the Selected Properties Acquired Subsequent to June 30, 1997, and (ii) October 22, 1997 on our audits of the combined statement of revenues and certain operating expenses of Terramics Properties all of which reports are included in this Current Report on Form 8-K.

Dallas, Texas
October 31, 1997